                                  Exhibit 11


Net Income Per Common Share
- ---------------------------
for the six months ended June 30, 1996

                                                       June 30, 1996        June 30, 1995
                                                       -------------        -------------
Net Income Per Common Share Primary:
- -----------------------------------

Net income                                                $1,600,613          $ 3,130,085
 Less preferred dividends                                     77,652               99,372
                                                          ----------          -----------
Net Income available to common stockholders                1,522,961            3,030,713

Average shares outstanding                                 5,314,031            3,901,512
Common stock equivalents-convertible preferred             1,454,901              253,026
                                                          ----------          -----------
Adjusted average shares outstanding                        6,768,932            4,154,538

Primary earnings per common share                         $     0.23          $      0.73
                                                          ----------          -----------
Net Income Per Common Share Fully Diluted:
- -----------------------------------------

Net income                                                $1,600,613          $ 3,130,085

Average shares outstanding                                 5,314,031            3,901,512
Common Stock equivalents                                   1,831,609            1,601,590
                                                          ----------          -----------
Average Shares outstanding assuming full dilution          7,145,640            5,503,102

Fully diluted earnings per share                          $     0.22          $      0.57
                                                          ----------          -----------

                                  Exhibit 11


Net Income Per Common Share
- ---------------------------
for the six months ended June 30, 1996

                                                       June 30, 1996        June 30, 1995
                                                       -------------        -------------
Net Income Per Common Share Primary:
- -----------------------------------

Net income                                                $  734,187          $ 2,377,720
 Less preferred dividends                                     38,826               49,686
                                                          ----------          -----------
Net Income available to common shareholders                  695,361            2,328,034

Average shares outstanding                                 5,719,773            3,894,694
Common stock equivalents-convertible preferred             1,454,901              253,025
                                                          ----------          -----------
Adjusted average shares outstanding                        7,174,674            4,147,719

Primary earnings per common share                         $     0.10          $      0.54
                                                          ----------          -----------
Net Income Per Common Share Fully Diluted:
- -----------------------------------------

Net income                                                $  734,187          $ 2,377,720

Average shares outstanding                                 5,719,773            3,894,694
Common Stock equivalents                                   1,831,609            1,615,233
                                                          ----------          -----------
Average Shares outstanding assuming full dilution          7,551,382            5,509,927

Fully diluted earnings per share                          $     0.10          $      0.43
                                                          ----------          -----------

                                      19